Q1 2024
Shareholder
Letter

Dear Shareholders
We’re pleased to share that our strong momentum continued in the first quarter of 2024, delivering operating income for the first time in the company’s history while materially growing our business.
The vision we had when we started Root was to fundamentally transform insurance using technology and data science. In doing so, we believed we would create more accurate pricing while giving consumers more transparency and control over their financial lives, and ultimately deliver a delightful customer experience. The belief in our vision has remained steadfast, and our current operating income is a testament to our disciplined execution and our ability to achieve profitability and scale.
Our goal is to build the largest personal lines insurance carrier in the U.S. Make no mistake, we are still in the very early stages of achieving our vision and are far from our ultimate aspirations. We know this journey won’t be linear. With our conviction deeply battle tested, we continue to forge ahead and push the boundaries of our technology to continue to deliver for our customers.
In the first quarter, we:
•Nearly quadrupled total new writings and grew policies-in-force 101% compared to Q1 2023
•Improved gross combined ratio over 23 points year-over-year to 99.7% in Q1 2024
•Improved net combined ratio over 59 points year-over-year to 102.0% in Q1 2024
•Generated positive operating income of $5 million, net loss of $6 million, and positive adjusted EBITDA of $15 million
•Delivered our third consecutive quarter of positive operating cash flow
These results provide us with the flexibility to focus on the long term while remaining nimble as opportunities arise. Most importantly, we continued to advance our strategy in the quarter by improving our pricing algorithms, investing in our data and technology, launching multiple new partnerships, and enhancing our customer experience.
Q1 2024 Highlights
All figures are compared to Q1 2023 unless otherwise stated.
•Policies-in-force grew 101% to 401,255
•Gross premiums written increased 146% to $331 million
•Gross premiums earned increased 111% to $275 million
•Gross premiums earned cession rate was 16%
•Renewal premium % of gross premiums earned decreased to 39% as a result of new business growth
•Gross accident period loss ratio improved 4-points to 61%, driven by pricing and underwriting advancements

Letter to Shareholders: Q1 2024
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•Estimated accident period severity increased 11% while frequency decreased 3% (tenure mix adjusted bodily injury, collision, and property damage coverages)
•Gross combined ratio improved 23 points to 99.7%
•Net combined ratio improved 59 points to 102%
•Net loss improved 85% to $6 million, generating positive operating income of $5 million and adjusted EBITDA of $15 million

Key quarterly metrics

Letter to Shareholders: Q1 2024
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Growth
The focus and dedication we invested into our strategy throughout 2023 led to continued year-over-year growth in the first quarter of 2024. Much of this growth was driven by our Direct channel, where we focus on delivering target returns for each policy while creating a delightful experience for our customers.
Customers are driven to our Direct channel via performance marketing. Our data-science marketing platform continues to systematically deploy our spend and optimize unit economics, as well as detect prevailing trends in the competitive marketplace.
Our Partnership channel continues to grow consistently and has nearly doubled new writings year-over-year. We believe this channel allows us to leverage our technology to create seamless and integrated insurance purchasing experiences in the moments that make the most sense for customers. We’re continuing to grow our roster of partners, which includes multiple large national accounts in the automotive space. We believe this channel will serve as a ballast to our Direct channel growth by providing consistent and differentiated access to customers. Although still in its early stages, as we continue to advance our platform and expand the number of our partnerships, we believe this channel will be a material source of growth for Root over the long term.
As anticipated and mentioned last quarter, we experienced a reduction in monthly new writings toward the end of the first quarter in our Direct channel as a result of the increase in competition in the marketplace and seasonality trends. However, we continued to grow our policies-in-force and are pleased with our quarterly growth results.
Since marketing costs can be heavily influenced by the competitive environment, we are closely monitoring these channels and diversifying our distribution through our Partnership channel, which is less susceptible to competitive fluctuations. Further, as we’ve consistently noted, we do not intend to chase growth for the sake of growth—we are laser-focused on underwriting discipline and our return on marketing spend, which we believe is the optimal approach to drive long-term shareholder value.
There are ample avenues for future growth through both Direct and Partnership channels given the sheer size of the auto insurance market. We currently write business in 34 states and are actively working to expand our footprint given we are broadly rate-adequate, as well as expand our marketing channels, improve our algorithms, and grow our partnership funnel.
We continue to improve the product experience for our customers across all distribution channels. Our commitment to the best prices, ease, and transparency drive our product investments, making it easier for drivers to understand, customize, and update their policy, and resolve claims as quickly as possible.

Letter to Shareholders: Q1 2024
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Partnerships as a Percentage of New Writings
40%
20%
—%
33%
17%
10%
9%
12%
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Pricing and Underwriting
Our technology advantage grows as we collect more data. This data powers our rapid advancements in risk pricing and classification through machine learning. Mobile sensor data tied to granular claims data creates what we believe to be the most predictive proprietary algorithms and supports fair, accurate rates for all customers.
Specific advancements and progress achieved in Q1 include:
•On the basis of a growing data set and amid a changing insurance environment, we have made great strides toward our next generation of traditional and behavioral based pricing models. We continue to see important gains in our ability to match price to risk, furthering competitiveness and underwriting appetite. Research and development of these models are expected to be completed in the second half of 2024, continuing our historical pattern of foundational improvements to pricing every year.
•In January, we launched the latest version of our underwriting model, integrating the latest data, synchronizing to the latest rating plans, and incorporating new risk indicators. Our highly granular underwriting suite continues to support our ability to offer what we believe are the best prices to the vast majority of shoppers that fit our product offering.
•Our latest traditional and behavioral pricing models have rolled out to markets representing >80% of new writings. Early results are consistent with expectations of shifting our business toward a better diversified mix of policyholders.

Letter to Shareholders: Q1 2024
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Gross accident period loss ratio

Financials
This quarter’s results demonstrate our disciplined focus on unit economics, underwriting outcomes, and expense management. Net loss improved 85% year-over-year to $6 million and we delivered positive operating income of $5 million, a $35 million improvement year-over-year. We also delivered positive adjusted EBITDA of $15 million, a $26 million improvement year-over-year. Our results were driven by continued loss ratio performance and the sustained fixed expense base.
The evolution of our reinsurance strategy continues to benefit results through increased retention and lower reinsurance costs. We reduced the difference between our gross and net loss and LAE ratios to 2-points for the quarter, a reduction of 21-points year-over-year.
Unencumbered capital at the end of the quarter was $483 million, reflecting quarterly unencumbered cash consumption of $25 million due to marketing and customer acquisition spend and annual short-term incentive payouts in the quarter. Operating GAAP cash flow was positive for the third consecutive quarter due to continued growth and loss ratio performance. As our results improve, we continually evaluate how to optimize our capital structure while maintaining appropriate regulatory capital levels. Reaching profitability with our existing capital remains our overarching focus.

Letter to Shareholders: Q1 2024
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Net Loss and Adjusted EBITDA ($M)
$20
$–
$(20)
$(40)
$(60)
$(41)
$(11)
$(37)
$(12)
$(46)
$(19)
$(24)
$–
$(6)
$15
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Net Loss
Adjusted EBITDA

*Reconciliation from Net Loss to Adjusted EBITDA disclosed below.
As our market value appreciates, we will incur increased expenses related to the tax liability associated with the vesting of employee equity awards granted in prior years. To that end, we anticipate approximately $10.6 million1 of cash expenses related to the vesting of deferred employee equity awards to occur in the second quarter, a period that typically encompasses the largest proportion of vesting equity awards vesting per year.

1 For additional information see “Liquidity and Capital Resources” within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

Letter to Shareholders: Q1 2024
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Looking ahead
We began this journey to solve a big customer problem: insurance is confusing, needlessly complex, and leaves consumers with little control over their financial lives. These problems are as real today as they were when we started the company. We remain committed to solving them, providing fair, transparent, and delightful product experiences for our customers in the process.
By investing in our differentiated technology across our three strategic pillars—pricing and automation, differentiated distribution, and building a product customers know and love—we are confident in our ability to realize profitability with existing capital and build meaningful market share long term. We are pleased by our strong start to 2024, and our disciplined focus on building profitable market share remains.
Thank you to our team members for their hard work, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO

Letter to Shareholders: Q1 2024
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Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.
In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the operating performance of our management team, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” “Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Loss to Adjusted EBITDA” below and in Root’s Quarterly Report on Form 10-Q at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Letter to Shareholders: Q1 2024
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Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.
Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit/(loss) excluding net investment income, net realized gains on investments, report costs, commission expenses related to our partnership channel, certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan-related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses, ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded, which are included in other insurance expense. After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures progress towards the profitability of our total policy portfolio prior to the impact of reinsurance.
Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net loss excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, warrant compensation expense, restructuring charges, write-off of prepaid marketing expenses, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.
Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities.This amount includes borrowed funds that are subject to certain minimum liquidity covenants.
Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.

Letter to Shareholders: Q1 2024
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◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as Google or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize targeting and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution strategy.
◦Channel Media. We build consideration and drive intent through household-level targeted media channels including direct mail, billboards, and regional TV and radio. We utilize these media channels to drive awareness when launching in new markets and to actively target customers in active states.
•Partnerships: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Embedded. We build upon the mobile and web customer experiences of distribution partners to reach a captive customer base with an embedded solution. With varying levels of connectivity, including our proprietary and fully-integrated application programming interfaces, or APIs, we are able to engage high intent prospective customers in contextually relevant third-party applications. While these partnerships take time to onboard and launch, over the long term, we believe our flexible technology stack offers a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow embedded relationships with other tech-enabled companies with relevant customer bases.
◦Agency. We continue to invest in a product to bring the speed and ease of our technology to the independent agency channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our agent platform that enables simplified distribution from agents to their customers. The technology driven approach makes this an appealing platform for agents and an efficient acquisition channel for us.

About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company and Root Property & Casualty Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 13 million app downloads and has collected 25 billion miles of driving data to inform their insurance offerings.
For further information on Root, please visit root.com.

Letter to Shareholders: Q1 2024
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Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 34 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company and/or Root Property & Casualty Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is available only in the states where Root writes insurance, excluding California.

Letter to Shareholders: Q1 2024
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Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve risks and uncertainties.
These include, but are not limited to, statements regarding:
•Our expected financial results for 2024
•Our ability to retain existing customers, acquire new customers, and expand our customer reach
•Our expectations regarding our future financial performance, including total revenue, gross profit/(loss), net income/(loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, gross LAE ratio, gross expense ratio, gross combined ratio, marketing costs and costs of customer acquisition, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base
•Our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering
•Our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals
•Our ability to drive a significant long-term competitive advantage through our partnership with Carvana Group, LLC and other partnerships
•Our ability to develop products for embedded insurance and other partners
•The impact of supply chain disruptions, increasing inflation, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition
•Our ability to reduce operating losses and extend our capital runway
•Our goal to be licensed in all states in the United States and the timing of obtaining additional licenses and launching in new states
•The accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage additional data
•Our ability to materially improve retention rates and our ability to realize benefits from retaining customers
•Our ability to underwrite risks accurately and charge profitable rates
•Our ability to maintain our business model and improve our capital and marketing efficiency
•Our ability to drive improved conversion and decrease the cost of customer acquisition
•Our ability to maintain and enhance our brand and reputation
•Our ability to effectively manage the growth of our business
•Our ability to raise additional capital efficiently or at all

Letter to Shareholders: Q1 2024
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•Our ability to improve our product offerings, introduce new products and expand into additional insurance lines
•Our ability to cross sell our products and attain greater value from each customer
•Our lack of operating history and ability to attain profitability
•Our ability to compete effectively with existing competitors and new market entrants in our industry
•Future performance of the markets in which we operate
•Our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance
•The effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase
•Our ability to realize economies of scale
•Our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits
•Our ability to deliver a vertically integrated customer experience
•Our ability to develop products that utilize telematics to drive better customer satisfaction and retention
•Our ability to protect our intellectual property and any costs associated therewith;
•Our ability to develop an autonomous claims experience
•Our ability to take rate action early and react to changing environments
•Our ability to meet risk-based capital requirements
•Our ability to realize the benefits anticipated from our Texas county mutual fronting arrangement
•Our ability to expand domestically
•Our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business
•The impact of litigation or other losses
•changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence
•Our ability to defend against cybersecurity threats and prevent or recover from a security breach or other significant disruption of our technology systems or those of our partners and third-party service providers
•The effect of interest rates on our available cash and our ability to maintain compliance with our Term Loan
•Our ability to maintain proper and effective internal control over financial reporting and remediate existing deficiencies
•Our ability to continue to meet the Nasdaq Stock Market listing standards
•The growth rates of the markets in which we compete
Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

Letter to Shareholders: Q1 2024
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Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2023 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.
Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

Letter to Shareholders: Q1 2024
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Financial statements

ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	March 31,	December 31,
	2024	2023
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $210.6 and $168.4 at March 31, 2024 and December 31, 2023, respectively)	$207.3	$165.9
Short-term investments (amortized cost: $8.7 and $0.9 at March 31, 2024 and December 31, 2023, respectively)	8.7	0.9
Other investments	4.4	4.4
Total investments	220.4	171.2
Cash and cash equivalents	640.5	678.7
Restricted cash	1.0	1.0
Premiums receivable, net of allowance of $5.2 and $4.0 at March 31, 2024 and December 31, 2023, respectively	292.0	247.1
Reinsurance recoverable and receivable, net of allowance of $1.8 at March 31, 2024 and December 31, 2023	147.1	125.3
Prepaid reinsurance premiums	50.2	48.2
Other assets	81.1	76.2
Total assets	$1,432.3	$1,347.7
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$322.0	$284.2
Unearned premiums	339.4	283.7
Long-term debt and warrants	299.3	299.0
Reinsurance premiums payable	54.1	54.4
Accounts payable and accrued expenses	40.9	65.6
Other liabilities	98.9	83.1
Total liabilities	1,154.6	1,070.0
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at March 31, 2024 and December 31, 2023 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 9.6 and 9.5 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Class B convertible common stock, $0.0001 par value, 269.0 shares authorized, 5.0 shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	1,890.4	1,883.4
Accumulated other comprehensive loss	(3.3)	(2.5)
Accumulated loss	(1,721.4)	(1,715.2)
Total stockholders’ equity	165.7	165.7
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,432.3	$1,347.7

Letter to Shareholders: Q1 2024
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ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS - UNAUDITED

	Three Months Ended March 31,
	2024	2023
	(in millions, except per share data)
Revenues:
Net premiums earned	$230.3	$60.0
Net investment income	9.2	6.7
Fee income	14.7	3.2
Other income	0.7	0.2
Total revenues	254.9	70.1
Operating expenses:
Loss and loss adjustment expenses	166.4	63.3
Sales and marketing	30.4	3.6
Other insurance expense	24.6	1.3
Technology and development	11.0	10.2
General and administrative	17.1	21.5
Total operating expenses	249.5	99.9
Operating income (loss)	5.4	(29.8)
Interest expense	(11.6)	(11.1)
Loss before income tax expense	(6.2)	(40.9)
Income tax expense	—	—
Net loss	(6.2)	(40.9)
Other comprehensive (loss) income:
Changes in net unrealized (losses) gains on investments	(0.8)	1.1
Comprehensive loss	$(7.0)	$(39.8)
Loss per common share: basic and diluted (both Class A and B)	$(0.42)	$(2.88)
Weighted-average common shares outstanding: basic and diluted (both Class A and B)	14.6	14.2

Letter to Shareholders: Q1 2024
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ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Three Months Ended March 31,
	2024	2023
	(in millions)
Cash flows from operating activities:
Net loss	$(6.2)	$(40.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	4.6	2.5
Warrant compensation expense	2.8	4.4
Depreciation and amortization	2.9	2.7
Bad debt expense	6.0	2.8
Changes in operating assets and liabilities:
Premiums receivable	(50.9)	(4.4)
Reinsurance recoverable and receivable	(21.8)	19.4
Prepaid reinsurance premiums	(2.0)	0.1
Other assets	(5.0)	8.9
Losses and loss adjustment expenses reserves	37.8	(27.8)
Unearned premiums	55.7	4.6
Reinsurance premiums payable	(0.3)	(33.9)
Accounts payable and accrued expenses	(24.7)	(13.5)
Other liabilities	15.6	(8.6)
Net cash provided by (used in) operating activities	14.5	(83.7)
Cash flows from investing activities:
Purchases of investments	(59.0)	(4.8)
Proceeds from maturities, call and pay downs of investments	9.0	8.2
Capitalization of internally developed software	(2.1)	(2.5)
Purchases of fixed assets	(0.2)	—
Net cash (used in) provided by investing activities	(52.3)	0.9
Cash flows from financing activities:
Taxes paid related to net share settlement of equity awards	(0.4)	—
Net cash used in financing activities	(0.4)	—
Net decrease in cash, cash equivalents and restricted cash	(38.2)	(82.8)
Cash, cash equivalents and restricted cash at beginning of period	679.7	763.1
Cash, cash equivalents and restricted cash at end of period	$641.5	$680.3

Letter to Shareholders: Q1 2024
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Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2024	2023	2023	2023	2023	2022
	(dollars in millions, except Premiums per Policy)
Policies in force	401,255	341,764	259,522	203,840	199,685	335,273
Premiums per policy	$1,482	$1,423	$1,398	$1,353	$1,292	$1,040
Premiums in force	$1,189.3	$972.7	$725.6	$551.6	$516.0	$697.4
Gross premiums written	$330.7	$279.2	$224.2	$145.0	$134.7	$187.2
Gross premiums earned	$275.0	$214.4	$159.8	$131.5	$130.1	$174.7
Gross profit/(loss)	$63.9	$46.7	$11.2	$12.7	$5.5	$(12.3)
Net loss	$(6.2)	$(24.0)	$(45.8)	$(36.7)	$(40.9)	$(77.5)
Direct contribution	$80.7	$65.8	$37.0	$29.3	$18.6	$6.4
Adjusted EBITDA	$15.1	$(0.3)	$(19.4)	$(11.9)	$(11.3)	$(51.8)
Net loss and LAE ratio	72.3%	69.7%	85.8%	93.1%	105.5%	123.5%
Net expense ratio	29.7%	42.2%	57.3%	57.4%	55.7%	71.3%
Net combined ratio	102.0%	111.9%	143.1%	150.5%	161.2%	194.8%
Gross loss ratio	60.6%	60.9%	65.6%	65.5%	71.5%	84.1%
Gross LAE ratio	9.9%	8.6%	9.6%	10.0%	11.2%	9.1%
Gross expense ratio	29.2%	40.2%	43.5%	42.7%	40.3%	42.4%
Gross combined ratio	99.7%	109.7%	118.7%	118.2%	123.0%	135.6%
Gross accident period loss ratio	61.2%	66.3%	64.1%	65.7%	65.6%	80.6%

Letter to Shareholders: Q1 2024
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ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2024	2023	2023	2023	2023	2022
	(dollars in millions)
Total revenue	$254.9	$194.8	$115.3	$74.8	$70.1	$85.4
Loss and loss adjustment expenses	(166.4)	(122.7)	(85.8)	(59.5)	(63.3)	(96.7)
Other insurance expense	(24.6)	(25.4)	(18.3)	(2.6)	(1.3)	(1.0)
Gross profit/(loss)	63.9	46.7	11.2	12.7	5.5	(12.3)
Net investment income	(9.2)	(7.7)	(9.0)	(6.8)	(6.7)	(0.6)
Net realized gains on investments	—	—	—	—	—	(1.2)
Adjustments from other insurance expense(1)	20.8	26.7	21.7	14.9	13.0	8.6
Ceded premiums earned	44.7	38.4	59.8	67.6	70.1	96.4
Ceded loss and loss adjustment expenses	(27.3)	(26.2)	(34.4)	(39.7)	(44.2)	(66.2)
Net ceding commission and other(2)	(12.2)	(12.1)	(12.3)	(19.4)	(19.1)	(18.3)
Direct contribution	$80.7	$65.8	$37.0	$29.3	$18.6	$6.4
______________
(1) Adjustments from other insurance expense includes report costs, commission expenses related to our partnership channel, certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded.

Letter to Shareholders: Q1 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2024	2023	2023	2023	2023	2022
	(dollars in millions)
Net loss	$(6.2)	$(24.0)	$(45.8)	$(36.7)	$(40.9)	$(77.5)
Adjustments:
Interest expense	10.9	11.0	11.1	10.7	10.4	5.0
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2.8	4.2	2.7	2.7	2.6	2.6
Share-based compensation	4.6	4.9	4.7	5.2	2.1	4.5
Warrant compensation expense	2.8	4.1	5.0	3.9	4.4	5.3
Restructuring charges(1)	0.1	1.8	1.9	1.9	5.6	7.8
Write-offs and other(2)	0.1	(2.3)	1.0	0.4	4.5	0.5
Adjusted EBITDA	$15.1	$(0.3)	$(19.4)	$(11.9)	$(11.3)	$(51.8)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $0.4 million and $2.1 million of share-based compensation for Q1 2023 and Q1 2022. This also includes $0.1 million, $0.2 million, $0.1 million, $0.1 million and $1.0 million of depreciation and amortization for Q1 2024, Q4 2023, Q2 2023, Q1 2023 and Q1 2022, respectively.
(2) Write-offs and other primarily reflects legal costs, write-off of prepaid marketing expense and other items that do not reflect our ongoing operating performance. This includes $0.5 million in Q1 2022 related to the write-off of prepaid marketing expense. Legal and other fees related to the 2022 purported misappropriation of funds by a former senior marketing employee of $0.1 million, ($0.2) million, $1.0 million, $0.4 million and $2.0 million in Q1 2024, Q4 2023, Q3 2023, Q2 2023 and Q1 2023, respectively, partially offset by an insurance recovery of $1.9 million in Q4 2022.

Letter to Shareholders: Q1 2024
____________________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended March 31,
	2024	2023
	(dollars in millions)
Gross premiums written	$330.7	$134.7
Ceded premiums written	(46.7)	(69.9)
Net premiums written	284.0	64.8

Gross premiums earned	275.0	130.1
Ceded premiums earned	(44.7)	(70.1)
Net premiums earned	$230.3	$60.0